Exhibit 99.1

AR PACKAGING

Annual report 2020

AR PACKAGING GROUP AB

Consolidated

income statement

Amounts in thousands EUR	Note	2020
Net sales	4	879 204
Cost of sales	5, 6	–717 504

Gross profit		161 700

Selling expenses	5, 7	–38 580
Administrative expenses	5, 8	–49 366
Research and development costs	5, 9	–1 096
Other operating income	10	10 243
Other operating expenses	11	–24 671

Operating profit/loss	12	58 230

Finance income		204
Finance cost		–48 634

Net finance costs	13	–48 430

Profit/loss before tax		9 800

Income tax expenses	14	–9 412

Profit/loss for the period		388

Attributable to:
Owners of the Company		658
Non-controlling interests		–270
Profit/loss for the period		388

CONSOLIDATED INCOME STATEMENT	3

Consolidated statement of other comprehensive income

Amounts in thousands EUR	Note	2020
Profit/loss for the period		388

Other comprehensive income:
Items that are or may be reclassified subsequently to profit or loss:
Foreign operations – foreign currency translation differences		–8 312
Cash flow hedges – effective portion of changes in fair value		334
Related tax		–72

Items that will not be reclassified to profit or loss:
Re-measurement gains (losses) on defined benefit plans	26	718
Related tax	14	–198

Other comprehensive income for the period, net of tax		–7 530

Total comprehensive income for the period		–7 142

Total comprehensive income for the period attributable to:
Owners of the Company		–6 705
Non-controlling interests		–437

Total result for the year		–7 142

4	CONSOLIDATED STATEMENT OF OTHER COMPREHENSIVE INCOME

Consolidated balance sheet

Amounts in thousands EUR	Note	31 Dec 2020
ASSETS	1, 2, 3
Non-current assets
Intangible assets	15	332 043
Property, plant and equipment	16	293 711
Non-current financial assets	17	1 078
Financial investment	18	838
Deferred tax assets	14	21 738

Total non-current assets		649 408

Current assets
Inventories	19	114 318
Trade receivables	20	122 162
Other receivables	21	18 917
Prepaid expenses and accrued income	22	9 431
Cash and cash equivalents	23	89 545

Total current assets		354 373

TOTAL ASSETS	31	1 003 781

CONSOLIDATED BALANCE SHEET	5

Consolidated balance sheet

Amounts in thousands EUR	Note	31 Dec 2020
EQUITY AND LIABILITIES	1, 2, 3
Equity
Share capital		60
Share premium		21 034
Reserves		–8 165
Retained earnings including profit/loss for the period		6 578

Equity attributable to owners of the Company		19 507
Equity attributable to non-controlling interest		1 443

Total equity	24	20 950

Non-current liabilities
Non-current interest-bearing borrowings	12, 25	698 302
Deferred tax liabilities	14	54 258
Provision for defined benefit pension	25	44 448

Total non-current liabilities		797 008

Current liabilities
Current interest-bearing borrowings	12, 25	32 904
Trade payables		69 141
Other payables	27	18 671
Accrued expenses and deferred income	28	52 302
Income tax liability	14	3 048
Provisions	29	9 757

Total current liabilities		185 823

TOTAL EQUITY AND LIABILITIES	30, 31	1 003 781

6	CONSOLIDATED BALANCE SHEET

Consolidated statement of cash flows

Amounts in thousands EUR	Note	2020
Cash flows from operating activities
Profit/loss before tax		9 800
Non-cash items	30	40 949
Income tax paid		–15 879

Cash flows from operating activities before change in working capital		34 870

Increase/decrease in inventory		304
Increase/decrease in trade receivables, other receivables, prepaid expenses and accrued income		39 459
Increase/decrease current liabilities		–22 653

Net cash from operating activities		51 980

Cash flows from investing activities
Acquisition of operations/subsidiaries, net cash		–147 263
Acquisition of property, plant and equipment		–33 100
Acquisition of intangible assets		–2 122
Proceeds from sale of property, plant and equipment		28 805

Net cash from investing activities		–153 680

Cash flows from financing activities
Proceeds from new share issue		1 698
Proceeds from issue of warrants		634
Proceeds from borrowings		147 010
Repayment of borrowings		–31 212

Net cash from financing activities		118 130

Net decrease/increase in cash and cash equivalents		16 430
Cash and cash equivalents at beginning of year	23	75 235
Effect on movements in exchange rates in cash held		–2 120

Cash and cash equivalents at end of year	23	89 545

CONSOLIDATED STATEMENT OF CASH FLOW	7

Consolidated statement of changes in equity

Amounts in thousands EUR	Share capital	Share premium	Currency translation reserve	Hedging reserve	Retained earnings incl. profit/ loss for the period	Total	Non- controlling interests	Total equity
Opening balance 2020-01-01	60	18 697	–532	236	5 643	24 104	1 877	25 981

Profit for the period					658	658	–270	388
Other comprehensive income for the period			–8 131	262	506	–7 363	–167	–7 530

Total comprehensive income	0	0	–8 131	262	1 164	–6 705	–437	–7 142

Change of ownership interest
Acquisition of non-controlling interest, without a change in control					–229	–229	3	–226

Transaction with owners
New share issues	0	1 698				1 698		1 698
Issued warrants		639			0	639		639

Closing balance 2020-12-31	60	21 034	–8 663	498	6 578	19 507	1 443	20 950

8	CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Consolidated notes

CONSOLIDATED NOTES	9

CORPORATE INFORMATION

AR Packaging Group AB (publ), company registration number 559062-9373 (the Company) is a limited liability company incorporated and domiciled in Sweden. The address of the Company’s registered office is Maskinvägen 1, SE-227 30 Lund.

NOTE 1 – BASIS OF PREPARATION, NEW AND CHANGED ACCOUNTING POLICIES, CONSOLIDATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION

The Consolidated Accounts have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) and interpretations from the IFRS Interpretations Committee.

The consolidated financial statements are not presented in accordance with International Accounting Standard 1, Presentation of Financial Statements, as they do not include comparative figures, which constitute a departure from International Financial Reporting Standards as issued by the International Accounting Standards Board

The consolidated financial statements have been prepared on a historical cost basis, except for derivative financial instruments, equity instruments and Contingent consideration provision that have been measured at fair value. The Group’s consolidated financial statements are presented in TEUR, which is also the parent company’s functional currency. All values are rounded to the nearest thousand (TEUR), except when otherwise stated.

NEW AND CHANGED ACCOUNTING POLICIES APPLIED BY THE GROUP

AR Packaging Group has since 1 January 2020 applied the following amendments:

Amendments to IFRS 3: Definition of a Business

The amendments to IFRS 3 clarifies the definition of a business in order to assist Companies in determining if a transaction is to be recognised as a business or acquisition of a group of assets.

Amendments to IFRS 19, IAS 39 and IFRS 7: Interest Rate Benchmark Reform

The amendments to IFRS 9, IAS 39 and IFRS 7 are effects due to reforms of upcoming exchange of common interest rates (as STIBOR, TEUR IBOR, LIBOR) to alternative, risk free rates. The amendments provide certain reliefs in the criteria for hedge accounting. The reliefs have the effect that Companies applying hedge accounting may assume that interest rates used as base for hedged cash flows and cash flows from hedging instruments will not change as a consequence of uncertainties in the interest rate benchmark reforms.

IAS 1 and IAS 8: Definition of Materiality

The amendments to IAS 1 and IAS 8 clarify the definition of materiality.

The application of above amendments has not had any impact on the Group’s financial reports.

BASIS OF CONSOLIDATION

The consolidated financial statements comprise the financial statements of the Group and its subsidiaries as at 31 December 2020. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if and only if the Group has:

•	Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee)

•	Exposure, or rights, to variable returns from its involvement with the investee, and

•	The ability to use its power over the investee to affect its returns

When the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	The contractual arrangement with the other vote holders of the investee

•	Rights arising from other contractual arrangements

•	The Group’s voting rights and potential voting rights

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary. Profit or loss and each component of other comprehensive income (OCI) are attributed to the shareholders of the parent company of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Group loses control over a subsidiary, it:

•	Derecognizes the assets (including goodwill) and liabilities of the subsidiary

•	Derecognizes the carrying amount of any non-controlling interests

•	Derecognizes the cumulative translation differences recorded in equity

•	Recognises the fair value of the consideration received

•	Recognises the fair value of any investment retained

•	Recognises any surplus or deficit in profit or loss

•	Reclassifies the parent’s share of components previously recognised in OCI to profit or loss or retained earnings, as appropriate, as would be required if the Group had directly disposed of the related assets or liabilities

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES BUSINESS COMBINATIONS AND GOODWILL

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred measured at acquisition date fair value and the amount of any non-controlling interests in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. If the business combination is achieved in stages, any previously held equity interest is re-measured at its acquisition date fair value and any resulting gain or loss is recognised in profit or loss. It is then considered in the determination of goodwill. Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests, and any previous interest held, over the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Group re-assesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognised at the acquisition date. If the re-assessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognized in profit or loss. After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash generating units, which have been identified as the Group’s operating segments, which are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Where goodwill has been allocated to a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

FOREIGN CURRENCIES

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognized in profit or loss.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions.

Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.

10    CONSOLIDATED NOTES

On consolidation, the assets and liabilities of foreign operations are translated into TEUR os at the rate of exchange prevailing at the reporting date and their income statements are translated at average exchange rates for the period. The exchange differences arising on translation for consolidation are recognized in other comprehensive income and accumulated in the currency translation reserve in equity and to non-controlling interests if applicable. On disposal of a foreign operation, the component of the currency translation reserve relating to that particular foreign operation is recognized in profit or loss.

CURRENT VERSUS NON CLASSIFICATION

The Group presents assets and liabilities in the statement of financial position based on current/non-current classification. An asset is presented as current when it is:

•	Expected to be realised or intended to sold or consumed in normal operating cycle

•	Held primarily for the purpose of trading

•	Expected to be realised within twelve months after the reporting period, or exchanged or used to settle a liability for at least twelve months after the reporting period

All other assets are classified as non-current.

A liability is presented as current when:

•	It is expected to be settled in normal operating cycle

•	It is held primarily for the purpose of trading

•	It is due to be settled within twelve months after the reporting period, or

•	There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period

The Group classifies all other liabilities as non-current.

The fair values of derivative financial instruments not included in hedge accounting relationships are presented as current. Deferred tax assets and liabilities are classified as non-current assets and liabilities.

REVENUE RECOGNITION

All revenue from contracts with customers is reported when control of goods or services has been transferred to the purchaser. When a contract with a customer has been entered into, the contract’s distinct performance obligations are identified If an obligation is not distinct, it must be combined with other performance obligations until a distinct performance obligation has been identified. If agreed consideration includes some form of variable consideration, this should be taken into consideration when reporting the revenue.

Revenue is reported at a point in time or over time, depending on when control is transferred to the customer. Control relates to the customer’s ability to determine how the asset is used and thereby receive essentially all of the benefits relating to the asset. Control relates to the customer’s ability to determine how the asset is used and thereby receive essentially all of the benefits relating to the asset. Control is transferred over time if one of the following criteria is met:

•	The customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs.

•	The entity’s performance creates or enhances an asset (for example, work in progress) that the customer controls as the asset is created or enhanced.

•	The entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date.

In order to determine the point in time at which the customer obtains control of goods or services that are delivered, the following matters are taken into account:

•	The entity is entitled to payment

•	The customer has legal title to the asset

•	The asset has been delivered

•	The customer has assumed the risks and rewards associated with the asset

•	The customer has accepted the asset

The main revenue flows arise from the sales of packaging in different market segments and the sales of technical solutions. With regards to sales of packages, control is transferred at a point in time and coincides with the actual delivery of the goods. As far as concerns the transfer of control of technical solutions, it transfers over time to the customer as the delivered solution is unique to the customer.

INCOME TAX

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date in the countries where the Group operates and generates taxable income.

Deferred taxes on temporary differences are identified using the asset liability approach. Temporary differences exist when an assets and or a liabilites tax value differs from its carrying value.

Deferred tax liabilities are recognized for all taxable temporary differences, except when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

Deferred tax assets are recognized for all deductible temporary differences and tax losses carried forward. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the tax losses carried forward can be utilized, except when the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized.

Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in OCI or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

FINANCIAL INSTRUMENTS

A financial asset or liability is recognized in the balance sheet when the Group becomes a party in a contractual relationship. A financial asset is derecognized when:

•	The Group’s right to receive cash flows from the asset have expired, or

•	The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a “pass-through” arrangement; and either

•	the Group has transferred substantially all the risks and rewards of the asset, or the Group has neither transferred nor retained substantially all the risks and

•	rewards of the asset, but has transferred control of the asset.

Financial liabilities are derecognized when the obligation in the contract has been settled.

Financial assets and liabilities are set off and reported net in the balance sheet, only where there is a legal right to set off the reported amounts and there is an intention to settle them as a net amount or simultaneously realize the asset and settle the debt.

CLASSIFICATION OF FINANCIAL INSTRUMENTS

Financial assets are classified, at initial recognition, as interest bearing assets, equity instruments or financial derivatives. All financial assets, with the exception of financial assets not recorded at fair value through profit or loss, are recognized initially at fair value plus transaction costs that are attributable to the acquisition of the financial asset.

For purposes of subsequent measurement financial assets are classified in the following categories:

•	Interest bearing financial instruments

•	Equity instruments

•	Derivative financial instruments

CONSOLIDATED NOTES	11

The way in which interest bearing financial instruments are classified and valued depends on the type of business model applied by AR Packaging Group with respect to the way in which the financial assets are administered and managed. Interest bearing financial assets are measured either at their:

•	Amortized cost

•	Fair value through other comprehensive income

•	Fair value through income statement

All interest bearing assets are held (business model) for the purpose of receiving regular payments in the form of principal and interest. For this reason, all interest bearing assets are reported and measured at their amortized cost using the effective interest method. Interest revenue is reported as a net financial income/ expense in the income statement. Any capital gains and losses that arise when these assets are derecognized are reported as other income and expenses. AR Packaging Group reports the following interest bearing assets in the balance sheet:

•	Accounts receivable and leasing receivables (current and long term)

•	Long term receivables

All equity instruments are reported at their fair value in the income statement.

Financial derivative instruments are held solely to manage the financial risks to which AR Packaging Group is exposed (these financial risks being presented in more detail in Note 31). AR Packaging Group holds financial derivative instruments, primarily hedging instruments, that are used to hedge future cash flows. All derivatives are measured at their fair value on the basis of the income statement and are reported as either an asset (current or non-current) or a liability (current or non-current). When hedge accounting is used, the effective portion of the change in value will be reported in the hedge reserve via other comprehensive income (see description of hedging accounting below).

Impairment of financial assets

In respect of all interest bearing financial instruments for which accounts receivable and leasing receivables are reported, a credit risk reserve is calculated and recognized and the value of this reserve is based on the future expected losses with respect to the individual assets. In respect of accounts receivable, the credit risk reserve is calculated based on the expected loss for the asset during the total lifetime of the asset.

FINANCIAL LIABILITIES

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, or other financial liabilities, as appropriate. All financial liabilities are recognized initially at fair value and, in the case of other financial liabilities, net of directly attributable transaction costs. The Group’s financial liabilities include trade and other payables, loans and borrowings, provision for contingent consideration and derivative financial instruments.

The measurement of financial liabilities depends on their classification. Financial liabilities at fair value through profit or loss are financial liabilities held for trading and provision for contingent consideration. Financial liabilities held for trading include derivative financial instruments. The Group uses derivative financial instruments, such as forward currency contracts and interest rate swaps to hedge its foreign currency risks and interest rate risks respectively. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as financial liabilities when the fair value is negative.

Financial liabilities at fair value through profit or loss are carried in the balance sheet at fair value with net changes in fair value presented as:

•	Other operating income (positive net changes in fair value of foreign currency forward contracts and provision for contingent consideration)

•	Other operating expense (negative net changes in fair value of foreign currency forward contracts and provision for contingent consideration)

•	Finance income (positive net changes in fair value of interest swaps)

•	Finance expense (negative net changes in fair value of interest swaps)

After initial recognition, interest bearing borrowings are subsequently measured at amortized cost using the EIR method (effect interest rate). Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the income statement. This category generally applies to trade payables and interest bearing borrowings. For more information refer to Note 25.

A financial liability is derecognized when the obligation under the liability is discharged or cancelled, or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the income statement.

OFFSETTING FINANCIAL ASSETS AND FINANCIAL LIABILITIES

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated balance sheet if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

HEDGE ACCOUNTING

In order to fulfil the requirements of hedge accounting, there needs to be a clear connection to the secured transaction, that the hedge is designed to be effective and that the hedge transaction can be measured. Moreover, a hedging documentation shall be in place and the hedged transaction has to be identified.

Hedge of future commercial cash flow in foreign currency is made via a foreign exchange forward contract based on a forecasted transaction. The effective portion of the changes in the fair value of hedging instruments is recognized in other comprehensive income and cumulated changes as a separate line in equity. The gain or loss attributable to any ineffective portion is recognized directly in profit and loss. When the hedging instrument expires or is sold, or when the hedge no longer meets the requirements for hedge accounting, cumulated gains or losses remain in equity and are recognized as gain/loss at the same time as the forecast transaction is finally recognized in the profit and loss. Information about fair value of derivatives used for hedge accounting can be found in Note 31. Changes in the hedging reserve in equity is shown under other comprehensive income for the Group.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Such cost includes the cost of replacing part of the property, plant and equipment and borrowing costs for long-term construction projects if the recognition criteria are met. Property, plant and equipment are systematically depreciated over the expected useful life of the respective asset. Each part of an item of property, plant and equipment, with a cost that is significant in relation to the total cost of the item, is depreciated separately when the useful life for the part differs from the useful life of the other parts of the item. Land is assumed to have an indefinite useful life and is not depreciated. Subsequent expenditure on property, plant and equipment increases the acquisition value only if it is probable that AR Packaging will have future economic benefit from the subsequent expenditure. If the subsequent expenditure represents a significant part of the property, plant and equipment the carrying amount of the replaced part is derecognised. All other repair and maintenance costs are recognized in profit or loss as incurred.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

•	Office buildings 25–50 years

•	Industrial buildings 25–50 years

•	Plant and machinery 3–15 years

•	Equipment, tools, fixtures and fittings 3–15 years

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement when the asset is derecognized.

The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

LEASES

At inception of a contract, the Group assesses whether a contract is, or contains a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

As a lessee

The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of the right-of-use asset reflects that the Group will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. The lease liability,

12	CONSOLIDATED NOTES

current and non-current, is initially measured at the present value of the lease payments of the estimated lease term that are not paid at the commencement date. The lease term is the non-cancellable period and additional periods according to the agreement, if these are considered reasonably certain at inception date. The payments generally are discounted using the group’s incremental borrowing rate, which in addition to the groups credit risk reflects the agreements lease term, currency and quality of the underlying asset considered as collateral. If the interest rate implicit in the lease is readily determined it is used, which is the case for parts of the groups car and forklift leases.

The lease liability comprise the net present value of the following payments during estimated lease term:

•	fixed payments, including in-substance fixed payments

•	variable lease payments that depend on an index, initially measured using the index at the commencement date

•	the exercise price under a purchase option that the group is reasonably certain to exercise and

•	penalties for early termination of a lease if estimated lease term reflects that the group will terminate early.

Lease liabilities for buildings where payments depend on an index, are based on actual payments at reporting date. Lease liabilities are remeasured at reporting date with a corresponding adjustment to the carrying amount of the right of use asset. Adjustments of lease liabilities and right of use assets arising from changes in estimated lease term are performed in the same way. This occurs when the last termination date within the previously estimated lease term has been passed or when important events occur or the circumstances significantly changes and affects the prevailing estimation of the lease term.

The Group recognizes right of use assets as part of PPE and lease liability as part of interest-bearing liabilities in the balance sheet.

The Group has elected not to recognize right of use assets and lease liabilities for short term leases (less than 12 months) and leases of low value assets (less than 5 TEUR ). The Group recognizes the lease payments associated with these leases as an expense on a straight line basis over the lease term.

As a lessor

At inception of a contract that contains a lease component, the Group determines whether it is a finance lease or an operating lease. To classify each lease, the Group makes an overall assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying assets. The Group recognizes lease payments received under operating leases as income on a straight line basis over the lease term as part of Other revenue.

INTANGIBLE ASSETS

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses. Internally generated intangibles, excluding capitalized development costs, are not recognized and the related expenditure is reflected in profit or loss in the period in which the expenditure is incurred.

The useful lives of intangible assets are assessed to be finite and are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization periods and the amortization methods are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets is recognized in the statement of profit or loss as the expense category that is consistent with the function of the intangible assets.

Gains or losses arising from de-recognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the statement of profit or loss when the asset is derecognized.

Research costs are expensed as incurred. Development expenditures on an individual project are recognized as an intangible asset when the Group can demonstrate:

•	The technical feasibility of completing the intangible asset so that the asset will be available for use or sale

•	Its intention to complete and its ability to use or sell the asset

•	How the asset will generate future economic benefits

•	The availability of resources to complete the asset

•	The ability to measure reliably the expenditure during development

•	The ability to use the intangible asset generated

Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete and the asset is available for use. It is amortized over the period of expected future benefit. Amortization is recorded in cost of goods sold. During the period of development, the asset is tested for impairment annually. Amortization is calculated on a straight-line basis over the estimated useful lives as follows:

•	Customer relations 6–13 years

•	Development expenditures 5 years

•	Patents 5 years

•	Brands 0–3 years

IMPAIRMENT OF NON-FINANCIAL ASSETS

The Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s (CGU) fair value less costs of disposal and its value in use. Recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators.

The Group bases its impairment calculation on detailed budgets and forecast calculations, which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. For longer periods, a long-term growth rate is calculated and applied to project future cash flows after the fifth year.

For assets excluding goodwill, an assessment is made at each reporting date to determine whether there is an indication that previously recognised impairment losses no longer exist or have decreased. If such indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the statement of profit or loss.

Goodwill has specific characteristics for impairment testing and is tested annually as at 31 December and when circumstances indicate that the carrying value may be impaired. Impairment is determined for goodwill by assessing the recoverable amount of each CGU to which the goodwill relates. When the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognised.

Impairment losses relating to goodwill cannot be reversed in future periods.

INVENTORIES

Inventories are valued at the lower of cost and net realisable value. Costs incurred in bringing each product to its present location and condition, are accounted for as follows:

•	Raw materials: purchase cost on a first in, first out basis

•	Finished goods and work in progress: cost of direct materials and labour and a proportion of manufacturing overheads based on the normal operating capacity, but excluding borrowing costs

Net realisable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand and short-term deposits with a maturity of three months or less.

CONSOLIDATED NOTES    13

PROVISIONS

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognised as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the statement of profit or loss net of any reimbursement.

Provisions for warranty-related costs are recognised when the product is sold or service provided to the customer. Initial recognition is based on historical experience. The initial estimate of warranty-related costs is revised annually.

Restructuring provisions are recognised only when the recognition criteria for provisions are fulfilled. The Group has a constructive obligation when a detailed formal plan identifies the business or part of the business concerned, the location and number of employees affected, a detailed estimate of the associated costs, and an appropriate time line. Furthermore, the employees affected have been notified of the plan’s main features.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a financial costs.

PENSIONS

The Group operates unfunded defined benefit pension plans in a few countries. The cost of providing benefits under the defined benefit plan is determined using the projected unit credit method. Re-measurements, comprising of actuarial gains and losses, are recognised immediately in the statement of financial position with a corresponding debit or credit to retained earnings through OCI in the period in which they occur. Re-measurements are not reclassified to profit or loss in subsequent periods.

Past service costs are recognised in profit or loss on the earlier of:

•	The date of the plan amendment or curtailment, and

•	The date that the Group recognises restructuring-related costs

Net interest is calculated by applying the discount rate to the net defined benefit liability. The Group recognises changes in the net defined benefit obligation relating to service costs (comprising current service costs, past-service costs, gains and losses on curtailments and non-routine settlements) under “Selling expenses” and “Administrative expenses” in the consolidated statement of profit or loss, while changes in the defined benefit obligation relating to interest expense are recognised under “Financial expenses” in the consolidated statement of profit or loss. The Group also provides a defined benefit plan for white collar employees in Sweden which is secured by a plan provided by Alecta. According to a statement (UFR 3) from the Swedish Financial Reporting Board, this is a multi-employer defined benefit plan. The Group has not had access to information that would permit recognition of the plan as a defined benefit plan, which is why the pension plan is accounted as a defined contribution plan. Under a defined contribution plan, the Group pays predetermined contributions into a fund (a separate legal entity) and has no further legal or constructive obligation to make further payments. The pension cost to be recognized in the period is the contribution payable in exchange for service rendered by employees during the period.

SHARE-BASED PAYMENTS

AR Packaging Group has a warrant program where warrants are sold to senior executives. The options have been sold at a price that corresponds to the assessed fair value at the time of acquisition, which means that there is no amount to report as share-based payment in the balance sheet and income statement under IFRS 2.

CONTINGENT LIABILITIES

Contingent liabilities are present obligations that have arisen from past events, such as rental agreements, possible defaults of deliveries in the ordinary course of business for which the Group has guarantee commitments and sales of accounts receivable under factoring agreements. Contingent liabilities are not recognized in the statement of financial position because it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligations. However, since it cannot be precluded that an outflow of resources embodying economic benefits can be required to settle the obligations, the Group discloses the possible contingencies separately.

NOTE 2 – SIGNIFICANT ACCOUNTING JUDGEMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. The areas where judgements, assumptions and estimates are most significant to the Group and which may affect the financial statements if changed are described below:

IMPAIRMENT TESTING OF GOODWILL

In calculating the recoverable amount of cash-generating units for assessing any goodwill impairment, a number of assumptions about future conditions and estimates of parameters have been made. A presentation of these can be found in Note 14. As is apparent in the description in Note 14 changes that beyond what can reasonably be expected for these estimations and assessments could have a significant effect on goodwill.

The risk is however very low since the recoverable values are for the most part higher than the reported values in those cases where goodwill values are substantial.

PROVISIONS FOR DEFINED BENEFIT PENSIONS

The provision for defined benefit pension plans is dependent on the actuarial assumptions, which include discount rates, changes in health care costs, inflation, salary increases, retirement rates, mortality rates and other factors. The discount rate assumptions are based on the long-term return on high quality corporate bonds and if they are not available government bonds at year-end. Assumptions about changes in health care costs are based on historical data, future prospects and assessed long-term trends. The assumptions of inflation are based on external market indicators. The assumptions about wage growth reflect the long-term actual experience, outlook and assumed inflation. Pension levels and mortality is mainly based on official statistics. Please refer to Note 26 for details of the assumptions used in the actuarial calculations of the defined benefit pension plans.

VALUATION OF LOSS CARRY-FORWARDS

Every year, the Group assesses whether there is any impairment of deferred tax assets regarding loss carry-forwards for tax purposes. In making the assessment, consideration is also given to applicable tax legislation, for example regarding transfer pricing rules, as well as known future changes to legislation. In addition, the Group assesses the possibility to capitalize new deferred tax assets with respect to the year’s loss carry-forwards for tax purposes, where appropriate. Deferred tax assets are reported only in those cases where it is likely that, in the future, from a tax perspective there will be surpluses against which the temporary difference may be utilized.

Recognized deferred tax assets of losses carry forward are set forth in note 14 “Income Taxes”. Unrecognized tax losses carry forward amount to approximately MEUR 60.

NOTE 3 – CHANGES IN ACCOUNTING POLICIES AND DISCLOSURES

Significant accounting policies, judgements, estimates and assumptions under IFRS are summarized in Note 1 and Note 2. Applied accounting policies include new and amended standards and interpretations issued by IASB and endorsed by EU, which are effective as at 31 December 2020. The following new and amended standards and interpretations are not yet effective or have not been endorsed by EU, but will be effective for financial years starting after 1 January 2021. None of these have been applied when preparing the Group’s financial report for the year 2020.

AMENDMENTS TO IFRS 16 LEASES: COVID-19-RELATED RENT CONCESSIONS

The amendments provide lessees with an option to treat qualifying rent concessions in the same way as they would if they were not lease modifications. In many cases, this will result in accounting for the concessions as variable lease payments in the period in which they are granted. Amendments to IFRS 16 are effective for financial years starting after 1 June 2020 and was endorsed by EU 9 October 2020. The Company is assessing the impact the amendments may have on the Group’s financial statements.

AMENDMENTS TO IAS 16 PROPERTY, PLANT AND EQUIPMENT: PROCEEDS BEFORE INTENDED USE

The amendment prohibits an entity from deducting from the cost of an item of Property, Plant and Equipment any proceeds received from selling items produced while the entity is preparing the asset for its intended use. Amendments to IAS 16 are effective for financial years starting after 1 January 2022 and are expected to be endorsed by EU during the second half of 2021. The amendments are not expected to have any impact on the Group’s financial statements.

14	CONSOLIDATED NOTES

AMENDMENTS TO IAS 37 PROVISIONS, CONTINGENT LIABILITIES AND CONTINGENT ASSETS: ONEROUS CONTRACTS – COSTS OF FULFILLING A CONTRACT

The amendments to IAS 37 clarifies that the direct costs to fulfilling a contract include both the incremental costs of fulfilling the contract and an allocation of other costs directly related to fulfilling contracts. Before recognising a separate provision for an onerous contract, the entity recognizes any impairment loss that has occurred on assets used in fulfilling the contract. Amendments to IAS 37 are effective for financial years starting after 1 January 2022 and are expected to be endorsed by EU during the second half of 2021. The amendments are not expected to have any impact on the Group’s financial statements.

AMENDMENTS TO IAS 1 PRESENTATION OF FINANCIAL STATEMENTS: CLASSIFICATION OF LIABILITIES AS CURRENT OR NON-CURRENT

The amendments clarify that liabilities are classified as either current or non-current, depending on the rights that exist at the end of the reporting period. Classification is unaffected by the expectations of the entity or events after the reporting date. The amendments also clarify what IAS 1 means when it refers to the ”settlement” of a liability. Amendments to IAS 1 are effective for financial years starting after 1 January 2023 but are not yet endorsed by EU. The Company is assessing the impact the amendments may have on the Group’s financial statements.

AMENDMENTS TO IFRS 9 FINANCIAL INSTRUMENTS AND IFRS 7 FINANCIAL INSTRUMENTS: INFORMATION DUE TO REFERENCE INTEREST RATE REFORMS (SUCH AS STIBOR AND LIBOR)

From 2021, changes will be introduced in a number of standards as a result of the ongoing reference interest rate reform. The Group has a financial debt that may to a limited extent be affected by the reform. The Group follows developments and has the ambition to apply the reliefs introduced in IFRS statements.

NOTE 4 – REVENUE

Net sales per nature of income	2020
Sales of goods
Sale of packaging	860 108
Sales of technical solutions	8 551
Sale of services	5 915
Other	4 630

Total	879 204

Of total sales of goods TEUR 860 108 is accounted for at point in time and TEUR 8 551 is accounted for over time. All revenue from sale of services and other sales is accounted for at point in time. Normal payment terms are 30 - 90 days.

The aggregate amount of unsatisfied performance obligations (that is delivery over time of machinery projects) amounts to TEUR 6 397 and it will be recognized mainly in the following year.

The consolidated net sales per geographical market are distributed based on locations of the customers:

Net sales per geographical market	2020
Western Europe	559 280
Eastern Europe	241 396
Rest of the world	78 528

Total	879 204

The largest individual countries 2020 were Germany with sales of TEUR 151,323 and Poland with sales of TEUR 105,335. The increased sales in Germany and Poland during 2020 are mainly due to the aqusitions of rlc and BSC Drukarnia Opakowan.

Net sales to our two biggest customers, which both individually stands for more than 9 per cent of the total net sales, amounted to total TEUR 245,155, with individual sales to the two customers amounting to TEUR 161,649 and TEUR 83,506 respectively. Net sales to the biggest customers are included in operating segment Branded Products.

CONTRACT BALANCES

Information on receivables, contract assets and contract liabilities from contracts with customers is summarized below:

2020
Receivables included in trade receivables and other receivables	122 162
Contract assets	—
Contract liabilities	1 463

Contract liabilities mainly relate to advances from customers for the development of machines.

NOTE 5 – EXPENSE BY NATURE

2020
Manufacturing expenses	510 989
Direct selling cost	28 929
Personnel expenses	178 603
Marketing expenses	8 816
Depreciation and amortisation	62 560
Other expenses	16 649

Total	806 546

NOTE 6 – COST OF SALES

2020
Change in WIP/finished goods	1 946
Raw materials and consumables	447 998
Direct selling cost	28 929
Variable manufacturing expenses	49 874
Personnel expenses	130 564
Depreciation and amortisation	47 022
Other cost of sales	11 171

Total	717 504

NOTE 7 – SELLING EXPENSE

2020
Personnel expenses	15 183
Marketing expense	7 859
Amortisation of customer relations	15 538

Total	38 580

NOTE 8 – ADMINISTRATIVE EXPENSES

2020
Personnel expenses	31 983
External services	2 916
Travelling expenses	755
Marketing cost	957
IT expenses	5 589
Other administrative expenses	7 166

Total	49 366

NOTE 9 – RESEARCH AND DEVELOPMENT EXPENSES

2020
Personnel expenses	871
Other research and development expenses	225

Total	1 096

NOTE 10 – OTHER OPERATING INCOME

2020
Gain on sale of property, plant and equipment	2 515
Exchange rate gains on current assets and current liabilities	203
Rental income	758
Reversal of provision and accruals	1 163
Negative Goodwill	4 886
Other 1)	718

Total	10 243

1)	Includes government grant of TEUR 536 related to Covid-19

CONSOLIDATED NOTES    15

NOTE 11 – OTHER OPERATING EXPENSE

2020
Loss on sale of property, plant and equipment	1 846
Exchange rate losses on current assets and current liabilities	1 398
Net losses on foreign currency forward contracts	1 664
Restructuring expenses	19 763
Customer claim	0
Other	0

Total	24 671

NOTE 12 – LEASES

AS LESSEE

The Group leases several kinds of assets; properties, machinery, forklifts, cars and other. No lease contracts contain covenants or limitations other than leased asset pledges.

2020 Right-of-use asset	Properties	Machinery	Forklifts	Cars	Other	Total
Depreciations	–6 109	–2 262	–434	–587	–375	–9 767

Net book value at end of the year	31 397	12 716	1 861	2 013	1 617	49 604

Additional right-of-use assets 2020 amounts to 16 543 TEUR. The amount includes acquisition value of new rights-of-use of 7 945 TEUR and 8 598 TEUR through business combinations.

AS LESSEE

Lease liabilities	2020
Current	8 832
Non-current	42 628

Leasing liabilities in the balance sheet	51 460

A maturity analysis of the leasing liabilities is presented in note 31 Financial risk management, section liquidity risk.

Amounts recognized in the income statement – IFRS 16	2020
Depreciation on right-of-use assets	–8 076
Interest on lease liabilities	–1 656
Expenses relating to short-term leases	–201

Expenses relating to leases of low-value assets, excluding short term leases	–185

Profit/loss for the period	–10 118

Amounts recognized in consolidated statement of cash flows – IFRS 16	2020
Total cash outflow for leases	–9 797

Above cash outflow include payments of lease liabilities variable lease fees, short-term leases and leases of low-value assets.

PROPERTY LEASES

The Group leases properties for production facilities and offices:

•	A&R Packaging facilities in Kriftel and Hattersheim, Germany – lease term until 2027 and 2022

•	A&R Packaging facilities in Lund, Sweden – lease term until 2027

•	A&R Packaging facilities in France – lease term until 2024

•	A&R Packaging facilities in St Petersburg and Timashevsk, Russia – lease terms until 2021 and 2023

•	Flexibles facilities in Lund and Halmstad, Sweden – lease terms until 2027 and 2026

•	Flexibles facilities in Highbridge, Great Britain – lease term until 2022

•	SP Containers facilities in Sheffield, Great Britain – lease term until 2022 and 2023

Some lease contracts contain extension options and exit options possible to exercise by the Group. At inception of a contract it is decided if it is reasonably certain that an extension option will be exercised. If an important event, or changes in circumstances within the Group’s control occurs, the Group reconsiders if it is reasonably certain that an extension option will be exercised. Some lease contracts contain fees based on changes in local price indexes. Some lease contracts states that fees relating to property taxes are paid by the lessee. These amounts are fixed on a yearly basis. Property taxes are not included in the valuation of the lease liabilities.

OTHER LEASE CONTRACTS

The Group leases machinery, forklifts, cars and other. In some cases there are possibilities for the Group to purchase the assets at end of the lease term.

Estimated residual value guarantees are re-assessed yearly to re-measure the lease liabilities and right-of-use assets.

The Group leases some equipment with lease terms of 1 to 3 years. These contracts are short-term leases and/or leases of low-value assets. The Group has elected not to recognize right-of-use assets and lease liabilities on these contracts.

AS LESSOR

The Group lets a property in Germany and classifies this contract as an operational lease since it does not transfer the major risks and rewards connected to the ownership of the underlying asset. The yearly fee is 597 TEUR and the term ends 2021.

NOTE 13 – NET FINANCE COST

Finance income	2020
Interest income 1)	204

Total finance income	204

Finance costs	2020
Interest on loan and borrowings 1)	–39 608
Exchange rate losses on non-current financial assets and liabilities in foreign currencies	–3 153
Other 2)	–5 873

Total finance cost	–48 634

Net finance cost	–48 430

1)	Refers to items that are valued at amortised cost.
2)	Refers mainly to financing costs.

16    CONSOLIDATED NOTES

NOTE 14 – INCOME TAX

RECOGNIZED IN THE INCOME STATEMENT

2020
Current tax
Current tax expense	–17 630
Adjustment of previous year	832

Total current tax	–16 798

Deferred tax
Recognition and reversal of temporary differences	10 884
Capitalised tax loss carry forward	856
Utilised tax loss carry forward	–4 385
Revaluation of tax loss carry forward	31

Total deferred tax	7 386

Total income tax	–9 412

Reconciliation of effective tax rate:

2020
Accounting profit before income tax	9 800
Tax calculated using Swedish tax rate 21.4%	–2 097
Difference between Swedish and foreign tax rates	595
Non-taxable income	2 870
Non-deductible expense	–7 671
Utilisation of previously not recognised tax losses	1 932
Tax losses not recognised	–739
Revaluation of tax losses	1 773
Other permanent effects	–6 979
Effects from changes in tax rates	72
Adjustment of previous years current income tax	832

Total income tax for the period	–9 412

RECOGNIZED IN THE BALANCE SHEET

Deferred tax assets and deferred tax liabilities relates to the following:

2020	Assets	Liabilities
Tax losses carry forward	6 419	0
Provisions for defined benefit pensions	8 006	119
Property, plant and equipment	330	51 569
Untaxed reserves	0	107
Other	6 983	2 463

Total	21 738	54 258

Deferred tax assets are recognized for tax losses carry forwards to the extent that it is probable that they can be utilized to reduce future taxable profits.

Recognised tax losses carry forward are relating to the following countries:

2020	MEUR	Tax rate
Sweden	16	21%
France	10	28%

Tax losses carry forward in Sweden and France may be utilized against future tax income and are not limited in time. In France there is a maximum amount to be used each year.

In addition to the above recognized tax losses carry forwards, the Group has unrecognised tax losses carry forward in France MEUR 43 and Norway MEUR 17, that might be utilized to reduce future taxable profits but are not recognized due to uncertainty of the possibility to generate enough taxable profits in the near future.

No tax losses carry forward are limited in time.

Reconciliation of net deferred tax:

2020
Opening balance at 1 January	–21 798
Recognized in the income statement	7 386
Recognized in other comprehensive income	–270
Business combinations	–18 429
IFRS 16	21
Translation differences	571

Closing balance at 31 December	–32 519

NOTE 15 – INTANGIBLE ASSETS

2020
Capitalized development expenses	6 783
Patents	676
Goodwill	153 298
Brands	60 900
Customer relations	110 386

Total intangible assets	332 043

Capitalized development expenses	2020
Opening acquisition value	16 449
Business combinations	16 297
Additions	2 100
Sale/disposals	–1 355
Reclassifications	–144
Translation differences	270

Closing accumulated acquisition value	33 617

Opening accumulated amortisations	–11 665
Business combinations	–14 452
Sale/disposals	1 321
Amortisations	–1 776
Translation differences	–227

Closing accumulated amortisations	–26 799

Opening accumulated write-downs	–16
Write-down	–19
Reclassifications	0

Closing accumulated write-downs	–35

Net book value at the end of the year	6 783

Patents	2020
Opening acquisition value	1 343
Business combinations	1 126
Additions	22
Sale/disposals	–452
Reclassifications	218
Translation differences	14

Closing accumulated acquisition value	2 271

Opening accumulated amortisations	–800
Business combinations	–897
Sale/disposals	238
Amortisations	–141
Write-down	0
Reclassifications	0
Translation differences	5

Closing accumulated amortisations	–1 595

Net book value at the end of the year	676

CONSOLIDATED NOTES    17

Goodwill	2020
Opening acquisition value	148 178
Additions through acquisitions	0
Business combinations	5 959
Additions through merger	0
Translation differences	–839

Closing accumulated acquisition value	153 298

Net book value at the end of the year	153 298

Brands	2020
Opening acquisition value	58 500
Business combinations	3 600

Closing accumulated acquisition value	62 100

Opening accumulated amortisations	0

Amortisations	–1 200

Closing accumulated amortisations	–1 200

Net book value at the end of the year	60 900

Customer relations	2020
Opening acquisition value	149 522
Business combinations	22 253
Additions	0
Sale/disposals	0
Reclassifications	0
Translation differences	–998

Closing accumulated acquisition value	170 777

Opening accumulated amortisations	–44 839
Business combinations	0
Sale/disposals	0
Amortisations	–15 538
Other changes	–127
Reclassifications	0
Translation differences	113

Closing accumulated amortisations	–60 391

Net book value at the end of the year	110 386

The cost of amortisation of intangible assets has affected the following functions in the Group statement of profit or loss:

2020
Cost of goods sold	1 917
Selling expenses	16 738

Total amortisation	18 655

IMPAIRMENT TEST OF GOODWILL AND BRANDS IN CASH GENERATING UNITS

The Group’s goodwill and brands is allocated to the following cash generating units:

•	Branded Products

•	Systems

•	Flexibles

•	Food Packaging

The allocation of the carrying amount of the goodwill and the brands is specified below:

	Branded Products	Systems	Flexibles	Food Packaging	Total
Carrying amount of goodwill 2020	56 644	42 374	42 374	11 907	153 298

	Branded Products	Systems	Flexibles	Food Packaging	Total
Carrying amount of brands 2020	32 600	7 050	9 350	11 900	60 900

METHOD FOR ASSESSING THE RECOVERABLE AMOUNT

Impairment is determined by assessing the recoverable amount of each cash generating unit to which the goodwill and brands relates. The recoverable amount of a cash generating unit is determined based on estimates of value in use. These calculations are based on estimated future cash flows before tax, based on financial budget and forecast approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using the estimated growth rates stated below. The growth rate does not exceed the long-term growth rate of the packaging market in which the relevant cash generating units operates.

KEY ASSUMPTIONS USED FOR THE CALCULATIONS OF VALUE IN USE

2020	Branded Products	Systems	Flexibles	Food Packaging
Gross margin 1)	28.1%	27.3%	23.1%	24.0%
Growth rate 2)	2.0%	2.0%	2.0%	2.0%
Discount rate 3)	8.9%	7.1%	7.1%	8.3%

1)	Estimated gross margin.
2)	Weighted average growth rate used to extrapolate cash flows beyond the budget period.
3)	Discount rate used in calculating the present value of estimated future cash flows.

IMPAIRMENT OF GOODWILL AND BRANDS

Management has determined the budgeted gross margins based on past performance and its expectations for the market development. The weighted average growth rates used are consistent with the forecasts included in industry reports. The discount rates used are based on weighted average cost of capital and reflect specific risks relating to the various reported cash generating units. According to management’s best judgement, any reasonable change in the key variables will not cause calculated the value-in-use for any of the CGUs to fall below the carrying amount.

NOTE 16 – PROPERTY PLANT AND EQUIPMENT

Property, plant and equipment comprises owned and leased assets.

2020
Property, plant and equipment – owned	245 874
Right-of-use assets – leased	47 837

Total tangible assets	293 711

Right-of-use assets includes assets according to note 12.

Property, plant and equipment – owned	2020
Buildings and land	88 712
Plant and machinery	136 830
Equipment, tools, fixtures and fittings	10 533
Construction in progress	9 799

Total Property, plant and equipment – owned	245 874

18    CONSOLIDATED NOTES

Buildings and land	2020
Opening acquisition value	103 516
Business combinations	92 612
Additions	98
Sale/disposals	–26 933
Reclassifications	533
Translation differences	–2 459

Closing accumulated acquisition value	167 367

Opening accumulated amortisations	–56 547
Business combinations	–24 404
Sale/disposals	4 942
Depreciations	–3 118
Write-down	–5
Translation differences	477

Closing accumulated amortisations	–78 655

Net book value at the end of the year	88 712

Plant and machinery	2020
Opening acquisition value	332 800
Business combinations	177 641
Additions	9 126
Sale/disposals	–26 435
Reclassifications	17 145
Translation differences	–2 414

Closing accumulated acquisition value	507 863

Opening accumulated amortisations	–248 366
Business combinations	–116 749
Sale/disposals	22 900
Depreciations	–27 337
Write-down	–552
Reclassifications	–955
Translation differences	26

Closing accumulated amortisations	–371 033

Net book value at the end of the year	136 830

Equipment, tools, fixtures and fittings	2020
Opening acquisition value	43 517
Business combinations	14 741
Additions	1 597
Sale/disposals	–706
Reclassifications	685
Translation differences	195

Closing accumulated acquisition value	60 029

Opening accumulated amortisations	–35 497
Business combinations	–10 919
Sale/disposals	621
Depreciations	–3 455
Write-down	–47
Reclassifications	0
Translation differences	–199

Closing accumulated amortisations	–49 496

Net book value at the end of the year	10 533

Construction in progress	2020
Opening acquisition value	4 586
Business combinations	1 327
Additions	21 718
Sale/disposals	–245
Reclassifications	–17 484
Translation differences	–103

Closing accumulated acquisition value	9 799

The cost of depreciation and impairment of property, plant and equipment has affected the following functions in the statement of profit or loss:

2020
Cost of goods sold	33 910

Total depreciation	33 910

NOTE 17 – NON CURRENT FINANCIAL ASSETS

2020
Deposits	223
Loan	701
Other	154

Total	1 078

NOTE 18 – FINANCIAL INVESTMENT

2020
Financial investments at fair value through profit or loss

Equity instruments	838

Total	838

NOTE 19 – INVENTORIES

2020
Raw material	41 418
Work in progress	15 998
Finished goods	56 902

Total	114 318

The Group’s provision for write-down in inventory to the net realizable value amounts to TEUR 2 521.

NOTE 20 – TRADE RECEIVABLES

2020
Trade receivables	123 028
Provision for doubtful receivables	-866

Trade receivables, net	122 162

The provision for doubtful trade receivables corresponds to 1% of total trade receivables and has changed as follows:

2020
Provision at 1 January	1 280
Addition of provision for expected losses	149
Realized losses	–408
Reversal of unused provisions	–217
Translation differences	62

Provision at 31 December	866

As at 31 December, trade receivables amounting to TEUR 7 228 were due but without any impairment deemed necessary. The overdue receivables relate to a number of customers who have not had any payment difficulties and from which the Group did not in previous periods have any impairment losses and does not expect any impairment losses related to the unpaid trade receivables.

CONSOLIDATED NOTES    19

The aging analysis of these trade receivables, which is past due but not impaired is as follows:

2020
< 30 days	6 195
30–90 days	699
91–180 days	448
> 180 days	–114

Total	7 228

Addition of provisions for expected losses are included in other operating expenses in the statement of profit or loss, while reversal of unused amounts is included in other operating income in the statement of profit or loss.

Actual credit losses on trade receivables have historically been very low. Average actual credit losses for the past four years amounted to 0.094% of total trade receivables. Actual losses amounted to TEUR 408.

NOTE 21 – OTHER RECEIVABLES

2020
VAT recoverable	5 563
Derivatives	548
Other	7 392
Income taxes recoverable	5 414

Total	18 917

NOTE 22 – PREPAID EXPENSES AND ACCRUED INCOME

2020
Prepaid rental expense	1 236
Prepaid license fee	890
Accrued bonus income	815
Other	6 490

Total	9 431

NOTE 23 – CASH AND CASH EQUIVALENTS

2020
Cash at hand	0
Bank balances	89 545
Short-term deposit	0

Total	89 545

NOTE 24 – EQUITY

As of 31 December 2020 registered share capital contained 73 717 607 ordinary shares and 10 600 preference shares. 6 500 of the ordinary shares were issued through a cash issue in connection with the registration of AR Packaging Group AB on 17 May 2016. 18 363 501 common shares and 7 000 preference shares were issued on 8 September 2016. At the same date it was decided to reduce the share capital with TEUR 18 371. On a shareholders meeting on February 12 2019 it was decided to carry out a share split 4:1 of ordinary shares. On June 12 2019 all preference shares have been redeemed. On a shareholders meeting on June 1 2020 new articles of association was adopted and a new class of preference shares was introduced. The meeting resolved to issue 10 600 new preference shares. Preference shares were entitled to dividend and other transfer of values until the holder of the preference shares had received an amount corresponding to the initial average subscription rate plus an annual interest of 12% per year. Holders of the ordinary shares are entitled to dividends that will be decided from time to time and the shareholding entitles to voting rights at the Annual General Meeting equivalent to one vote per share. The ordinary shares were entitled to dividend first when the preference shares has been repaid.

Dividend

The Board has, after year end, proposed that no dividend shall be distributed. Remaining balance will be carried forward. The appropriation of profits is subject to confirmation on the Annual General Meeting 25 May 2021.

Currency translation reserve

The currency translation reserve contains all translation differences arising on translation of financial reports from foreign businesses which have prepared their financial reports in another currency than the one currency the consolidated reports are presented in.

Hedging reserve

Hedging reserve recognizes the effective portion of the cumulated net changes in fair-value of the hedging instruments related to forward contracts of forecasted transactions.

CAPITAL MANAGEMENT

The Group strives to maintain a good financial position in order to give comfort and trust to creditors and other stakeholders and which constitutes a good base for continuous development of the business. The Group defines managed capital as total reported equity.

NOTE 25 – INTEREST BEARING BORROWINGS

2020
Loans from credit institutions	627 911
Loans from shareholder	50 000
Finance lease obligations	51 460
Other loans	1 835

Total	731 206
thereof non-current portion	698 302
thereof current portion	32 904

A refinancing of the group took place in connection with the ownership change as per September 13, 2016, then a new financing agreement was put in place together with a various number of banks. The new financing set up consist of a secured term loan of 240 TEUR in connection with a revolver and acquisition facility of 100 TEUR ,which gives a total financing package of 340 TEUR with a maturity on September 30, 2023.

The interest rate is between 4.0 to 4.75% for the various facilities.

During August 2017 an additional financing of 130 TEUR was added to the current senior facility giving a total financing package of 470 TEUR. In December 2019, the loan facility was expanded with an additional credit of TEUR 130 million within the framework of the current credit facility with the aim of financing ongoing acquisitions. Of this credit facility, TEUR 35 million was utilized in December 2019 and the remaining TEUR 95 million in January 2020. An additional TEUR 35 million from other available loan facilities was used in 2020. A total of TEUR 130 million of the approved credit facilities was used for acquisitions in 2020. As of December 31, 2020, after amortization, we have used TEUR 631 million of the total credit facility of TEUR 696 million.

In January 2020, a new loan of TEUR 50 million was received from the shareholders to finance acquisitions made. Shareholders loan are subordinated to other external financing and have an annual interest rate of 12%. The interest does not affect cash flow but accumulates on the debt gradually annually. Other loans refer to the Group’s cash pool.

In connection to the external financing there are financial obligations, so-called covenants, which the group is required to fulfil quarterly. The covenants which the Group are measured at where fulfilled as per 31st of December 2020.

The Group has the following overdraft facilities:

2020
Overdraft facilities granted	16 414
Used amounts (presented as loan from credit institutions)	455

NOTE 26 – PROVISION FOR DEFINED BENEFIT PENSIONS

The Group has a couple of defined benefit pension plans, where the pension plan in the Germany operations are the most significant. The defined pension plans are based on employee pensionable remuneration and length of service. The plans are exposed to actuarial risks such as longevity risk, currency risk, interest rate risk and investment risk. The majority of the group’s pension plans (with the exception of one of the smaller Germany plans and the Swiss plan) are unfunded. The Group’s provision for defined benefit plans is related to the following countries:

2020
Germany (all operations)	34 327
Austria	6 312
Other countries	3 809

Total	44 448

20	CONSOLIDATED NOTES

Post employment benefits 2020	Funded pension plans	Unfunded pension plans	Total
Present value of defined benefit obligations	11091	41792	52882
Fair value of plan assets	-8434		-8434
Present value of net obligations	2657	41792	44448
Other long-term service obligations
Net amount recognized in the balance sheet	2657	41792	44448

Change in plan assets	2020
Fair value of plan asset at beginning of year	7033
Interest income	19
Return on plan assets, excluding amount in interest income	223
Exchange rate changes
Contributions by the employer	187
Contributions by plan participants	187
Benefits paid	785
Business combinations
Plan settlements

Fair value of plan assets at end of year	8434

AR Packaging pension assets related to the Swiss pension obligations are held in a collective fund comprised of primarily of real estate, government and corporate bonds and equity securities.

The change of the provision for defined benefit pensions is specified in the table below:

2020
Carrying amount as at 1 January	42 645
Business combinations	5 152

Pension cost charged to profit or loss
Service cost of current period	945
Service cost of past periods	522
Net interest expense	479

Total net cost in the profit/loss of the year	1 946

Remeasurement gains/losses in other comprehensive income
Actuarial gains/losses from changes in demographical assumptions	–1 761
Actuarial gains/losses from changes in financial assumptions	1 423
Actuarial gains/losses from experience adjustments	–380

Total net income/costs in other comprehensive income of the year	–718

Translation differences	21

Other adjustments
Benefits paid	–4 598

Carrying amount as at 31 December	44 448

The net present value of the defined benefit obligations in the Germany operations has the following participant structure:

2020
Active members	7 260
Non-active members	1 925
Retired	25 142

The main actuarial assumptions are specified below:

2020
Discount rate:
Germany (all operations)	0.7–0.9%
Austria	0.4%
Future salary increases:
Germany (all operations)	2.0–2.2%
Austria	1.4%
Future pension increases:
Germany (all operations)	1.8–2.25%
Austria	0.0%
Life expectation for the pensioners at the age of 65:
Germany (all operations)	19.00
Austria	N/A

The sensitivity of the overall pension liability to changes in the most significant weighted assumptions are:

	Change in assumption	Impact on net pension provision
Discount rate:
Germany (all operations)	+/–0.5%	+/–2 411 TEUR
Austria	+/–0.5%	+/–789 TEUR
Future salary increases:
Germany (all operations)	+/–0.5%	+/–91 TEUR
Austria	+/–1.0%	+/–1 874 TEUR
Future pension increases:
Germany (all operations)	+/–0.2%	+/–1 653 TEUR
Austria		N/A
Life expectation for the pensioners at the age of 65:
Germany (all operations)	+/–1 year	+/–1 644 TEUR
Austria		N/A

EFFECT ON FUTURE CASH FLOWS

The Group estimate the amount to be paid 2021 in relation to unfunded defined benefit obligations in the main Germany operation to 1,663 TEUR .

NOTE 27 – OTHER PAYABLES

2020
Employee withholding taxes	3 426
Social security liability	6 305
VAT payable	5 242
Derivatives	0
Other	3 698

Total	18 671

NOTE 28 – ACCRUED EXPENSES AND DEFERRED INCOME

2020
Holiday pay (incl. social charges)	5 335
Personnel cost	8 778
Production cost	7 018
Provision for customer bonuses	5 859
Provision for complaints	5 119
Other	20 193

Total	52 302

CONSOLIDATED NOTES    21

NOTE 29 – PROVISIONS

2020	Restructuring provision	Other provision	Total provision
Carrying amount at 1 January 2020	1 173	2 430	3 603
Additional provisions	3 452	4 728	8 180
Reversed unused amounts	–23	–116	–139
Utilised during the year	–1 092	–793	–1 885
Translation differences	–2	0	–2

Carrying amount at 31 December 2020	3 508	6 249	9 757
thereof non-current portion	0	0	0
thereof current portion	3 508	6 249	9 757

Other provisions refers to mainly product guarantee.

NOTE 30 – SPECIFICATION OF CASH FLOW

Non-cash items	2020
Depreciation and impairment of property plant and equipment	41 986
Amortisation and impairment of intangible assets	18 655
Unrealised exchange rate differences	3 406
Gain/loss on sale of property, plant and equipment	–17 392
Changes in provision	–7 753
Non-paid interest	5 757
Changes in inventory writedown	1 780
Changes in receivables writedown	–577
Effect of financial lease according to IFRS 16	0
Other	–4 913

Total	40 949

INTEREST CASH FLOW
2020
Interest paid	–33 851
Interest received	204

Reconciliation of borrowings from financing activities:

			Non-cash items
	IB 2020	Cash flow	Non-paid interest	Acquisitions	IFRS 16	Prepaid financing fee	Exchange difference	UB 2020
Borrowings from credit institutes	507 218	75 595	–5 757	53 617	0	–1 294	–1 468	627 911
Borrowings from shareholders	0	50 000	0	0	0	0	0	50 000
Finance lease obligations	44 312	–9 797	0	7 945	8 598	0	402	51 460
Other borrowings	1 461	0	0	0	0	0	374	1 835

Total	552 991	115 798	–5 757	61 562	8 598	–1 294	–692	731 206

NOTE 31 – FINANCIAL RISK MANAGEMENT

The Group is exposed to a number of financial risks that the Group continuously monitors. The overall objective is to minimize the Group’s market, credit and liquidity risk exposures. Below is a description about the Group’s management of various financial risks.

MARKET RISK

Market risk is the risk that fluctuations in market rates, such as currency exchange rates an interest rates, will impact the Group’s financial position.

CURRENCY RISK

The Group is partially exposed to currency risk as it operates internationally. The currency risk comprises both transaction exposure and translation exposure. Transaction exposure arises when the Group conducts purchasing and sales in another currency than TEUR o (TEUR ) which is the reporting currency of the Group. Transaction exposure is attributable to trade receivables and trade payables. However, the major part of the Groups sales and purchases are denominated in TEUR . Transaction exposure relates primarily to Swedish kronor (SEK), Polish Zloty (PLN), British Pounds (GBP) and Indonesian Rupiah (IDR). The Group’s objective is to minimize the short-term impact of movements in foreign exchange rates. This is mainly achieved by matching revenues and expenses in business transactions with currencies other than TEUR . When matching cannot be achieved, the Group some-times utilizes foreign exchange forward contracts for currency hedging. The currency hedging is performed mainly by the Flexibles subgroup having SEK as functional currency. Based on income and expenses in foreign currencies for 2020, it is estimated that a change of +/– 5% in the TEUR against SEK would entail an effect of about +/–TEUR 844 in operating result. A change of +/–5% in the TEUR against PLN would entail an effect of about +/–TEUR 1431, a change of +/–5% in the TEUR against GBP would entail an effect of about +/–TEUR 28 in operating result and a change of +/–5% in the TEUR against IDR would entail an effect of about +/–TEUR 12 in operating result. Upon consolidation of the non-TEUR o functional currency subsidiaries net assets, translation differences are arising that are affecting other comprehensive income. Based on conditions in 2020, it is estimated that a change of +/–5% in the TEUR against SEK would entail an effect of about +/–TEUR 2 079 in other comprehensive income. A change of +/–5% in the TEUR against PLN would entail an effect of about +/–TEUR 2 319, a change of +/–5% in the TEUR against GBP would entail an effect of about +/–TEUR 146 and a change of +/–5% in the TEUR against IDR would entail an effect of about +/–TEUR 109 in other comprehensive income.

INTEREST RATE RISK

Consolidated interest-bearing borrowings are, subsequent to the refinancing during 2016, mainly subject to variable interest rate (3 months TEUR ibor +4.5%).

At the end of the year, the total interest-bearing borrowings amounted to TEUR 745 612. Interest-bearing assets in the form of non-current financial assets and cash and cash equivalents amounted to TEUR 90 246 Based on conditions by the end of 2020, a change in interest rates of 1% would affect consolidated net financial items by approximately TEUR 5 603.

LIQUIDITY RISK

The Group is a net borrower and a refinancing risk arises in connection with the extension of existing loans and the raising of new loans. Access to external financing, which is affected by factors such as the general trend in the capital and credit markets, as well as the creditworthiness and credit capacity of the Group, may be limited and there may be unforeseen events and costs associated with this. Sub-sequent to the refinancing during 2016, the Group’s liquidity risk has substantially decreased. A new financing package of in total MEUR 590 with a remaining time frame of 4 years is in place. Additionally, there is another facility of MEUR 150, available under certain conditions, for financing of acquisitions etc., whereof we currently have a committed amount of 130 MEUR from the lenders.

In the below tables the undiscounted cash-outflows are disclosed according to the terms and conditions of financial liabilities excluding derivatives:

At 31 December 2020	< 1 year	1–2 years	2–5 years	> 5 years	Total
Interest bearing borrowings	32 904	66 503	678 025	71 228	848 660
Trade payables	69 141	0	0	0	69 141
Other payables	18 671	0	0	0	18 671
Accrued expenses	52 302	0	0	0	52 302

Total	173 018	66 503	678 025	71 228	988 774

22    CONSOLIDATED NOTES

CREDIT RISK

When entering new business relationships and extending the existing ones, a commercial assessment is performed. The risk that payment will not be received on accounts receivable represents a customer credit risk. The Group applies credit policies to manage this risk by limiting the outstanding credit extended and terms for various customers. Short credit terms contribute to reducing credit risk. However the concentrations towards individual customers on the other hand increases the credit risk to some extent, even though the Group has had long-term relationships with those customers that are stable and did not experience any previous credit losses. Please refer to Note 22 for more information regarding risk concentration of trade receivables and provisions for doubtful accounts.

FAIR VALUES FOR FINANCIAL INSTRUMENTS

The following table provides the fair value measurement hierarchy of the Group’s financial assets and liabilities. Financial instruments are divided into three separate categories (levels) depending on the information used when valuing them.

Level 1: Instruments are valued based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

Level 2: Instruments are valued based on quoted prices included within level 1 that are observable for the assets or liabilities, either directly or indirectly.

Level 3: Instruments are valued based on unobservable inputs for the assets or liabilities.

Derivative financial assets and liabilities, Currency forward contract are classified as level 2 instruments and the contingent consideration is classified as a level 3 financial instrument.

At 31 December 2020	Carrying amount	Fair value	Hierarchy level
Assets measured at fair value
Hedge accounting
Currency forward contract	548	548	2

Equity instruments valued at fair value through income statement
Equity instruments valued at fair value	838	838	1

Assets for which fair value is disclosed
Non-current financial assets	1 078	1 078
Trade receivables	122 162	122 162
Other receivables	18 369	18 369
Accrued income	9 431	9 431
Cash and cash equivalents	89 545	89 545

Liabilities measured at fair value
Provision contingent consideration	1 600	1 600	3

Hedge accounting
Currency forward contract	0	0	2

Liabilities for which fair value is disclosed
Interest bearing borrowings
Loans from shareholder loan	50 000	50 000
Loans from credit institutions	627 911	627 911
Lease contract	51 460	51 460
Other loans	1 835	1 835
Trade payables	69 141	69 141
Other payables	18 671	18 671

Valuation at fair value for currency futures is based on published forward rates in an active market.

OFFSETTING FINANCIAL INSTRUMENTS

The Group is included in a derivate agreement. The agreement entails that when a counterparty cannot settle its obligations in all transactions the agreement is discontinued and all outstanding dealings are then settled for a net amount.

The agreement do not meet the criteria for offsetting in the balance sheet. This is because offsetting according to the agreements is only permitted if the counterparty or the Group cannot settle their obligations. In addition, it is not the intention of the counterparty or Group to settle dealings on a net basis or at the same time. The information in the table below shows the financial instruments covered by a legally binding netting framework agreement or a similar contract.

2020	Financial assets	Financial liabilities
Booked gross amount	548	0
Amount covered by netting agreement	0	0

Net sum after netting agreement	548	0

Changes in level 3 items 2020:

2020	Provision contingent consideration
Carrying amount at 1 January	0
Acquisitions	1 600

Carrying amount at 31 December	1 600

NOTE 32 – PLEDGED ASSETS AND CONTINGENT LIABILITIES

Pledged assets	2020
Property mortgages	28 073
Floating charges	26 231
Pledged shares in subsidiaries	714 482
Other pledged assets	6 790

Total	775 576

Contingent liabilities	2020
Guarantee commitments	11 051
Factoring commitments	26 574

Total	37 625

NOTE 33 – TRANSACTION WITH RELATED PARTIES

and management compensation

On 20 January 2020 a loan agreement with the parent company Sarcina Holdings S.à r.l., was established.

Shareholders loan subordinate other external financing. The Parent Company reports interest expenses attributable to this loan of TEUR 5 683 TEUR .

Compensation to the Group’s key management personnel in 2020 includes salaries of 1 935, bonuses of 1 529 and pension and other benefits of 522. Executive officers also participate in the Group’s share option programme. During the year, the Group started an option program that enables employees with senior positions to acquire shares in the company. The price per warrant was EUR 1.08. The Black & Scholes method has been used for the valuation of the shares.

As part of the calculation of the value of the option, a volatility of 90% has been used. The basis for the subscription price is the option’s estimated market value. 592 583 out of the 900 000 options were subscribed.

NOTE 34 – INVESTMENT COMMITMENTS

The Group have during 2020 not committed to any material investments in property, plant and equipment.

NOTE 35 – ACQUISITIONS

2020: ACQUISITION OF RLC PACKAGING AND BSC DRUKARNIA OPAKOWAN

On 1 January 2020, AR Packaging Group acquired 100% of the shares and voting interests in rlc Packaging. rlc Packaging is an innovative premium packaging manufacturer specialised in high quality folding cartons to the beauty, pharma, food and confectionary industry. The Group comprises of four production facilities in Germany and one in Switzerland. Additionally, the Group holds 36,7% in BSC Drukarnia Opakowan in Poland having two plants. On the same day 24,1% of the shares in BSC Drukarnia Opakowan owned by management was acquired and AR Packaging Group thereby gained a majority share in BSC Drukarnia Opakowan of 60,8%. In February and March the remaining shares of BSC was acquired.

Included in the identifiable assets and liabilities acquired at the date of acquisition of rlc and BSC Drukarnia Opakowan are customer relations, brands and inventories alongside with the seven plants and experienced workforce. In total the headcount is around 1 500 experienced employees. rlc Packaging has a strong market position in Central TEUR ope with a customer base of both well-known global large-cap and mid-cap companies. The acquired companies are a good fit for AR Packaging Group’s growth strategy. The Group has concluded that the acquired set is a business.

The acquisition of rlc and BSC Drukarnia Opakowan will, together with the existing activities, put ARP Packaging Group at a top 3 position in TEUR in the healthcare, pharma and beauty segments.

For the fiscal year ended 31 December 2020 rlc and BSC Drukarnia Opakowan contributed net sales of TEUR 215 432 and operating profit of TEUR 1 031 to the Group’s results.

CONSOLIDATED NOTES	23

Consideration transferred

The following table summarises the acquisition date fair value of each major class of consideration transferred:

TEUR
Cash	125 044
Pension liability to be paid out	8 800
Contingent consideration	1 600

Total consideration transferred	135 444

Consideration – outflow of cash, net of cash acquired	TEUR
Cash consideration	–125044
Pension liability paid	–8800
Acquired cash	9706
Acquired bank overdraft	–16 510

Net outflow of cash - investing activities	–140 648

AR Packaging Group has agreed to pay out to the rlc sellers a pension liability of TEUR 8 800 post transaction.

Contingent consideration

AR Packaging Group has agreed to pay additional consideration to BSC Drukarnia Management. The additional consideration of TEUR 1 600 is calculated as 50% of any positive difference to EBITDA in 2020 and 2021 as compared to EBITDA in 2018. The earn-out is based on forecasted EBITDA and discounted to the valuation date. At 31 December 2020 the contingent consideration was TEUR 1 600.

Acquisition-related costs

Acquisition-related costs consisting of consultancy fees for due diligence etc of TEUR 1 906 have been recognized as administrative expenses in the consolidated income statement and in operating activities in the consolidated statement of cash flows for the period ending 31 December 2020.

Identifiable assets acquired and liabilities assumed at acquisition date	TEUR
Intangible assets	16 066
Buildings and land	66 893
Plant and machinery	55 075
Non-current financial assets	354
Deferred tax assets	456
Inventory	38 056
Trade and other receivables	52 063
Cash and cash equivalents	9 706
Provisions for pensions	–5 152
Deferred tax liabilities	–17 847
Other provisions	–4 331
Financial liabilities	–41 986
Trade and other payables	–29 023

Total identifiable net assets	140 330

Goodwill	–4 886

Total consideration transferred	135 444

The fair value of trade receivables is TEUR 34 251. The full amount is expected to be collectible.

Goodwill

The acquisition of rlc and BSC Drukarnia Opakowan is an acquisition at a low price in accordance with IFRS 3. This was partly due to AR Packaging Group being the seller’s first choice as acquirer of the companies, which affected the agreed price. Furthermore, BSC Drukarnia Opakowan was a listed company at the time of the acquisition and the market price for the shares was higher than the agreed price at the time of acquisition. In total, this resulted in a profit of TEUR 4886, which was reported as other operating income.

2020: ACQUISITION OF NAMPAK CARTONS NIGERIA LTD AND NAMPAK PROPERTIES NIGERIA LTD

On 1 January 2020, AR Packaging Group acquired 100% of the shares and voting interests in Nampak Cartons Nigeria Ltd and Nampak Properties Nigeria Ltd. Nampak Cartons Nigeria is one of the leading carton packaging companies in Nigeria, a producer of high quality folding carton products for the tobacco, food and consumer goods segments. Nampak Cartons Nigeria was established in 2004 by a subsidiary of Nampak Limited, the Johannesburg Stock Exchange listed African packaging company with over 45 facilities worldwide.

Included in the identifiable assets and liabilities acquired at the date of acquisition of Nampak Cartons Nigeria Ltd and Nampak Properties Nigeria Ltd are plant & property, customer relations and inventories alongside with 200 employees. The company serves a broad market of primarily multinational customers in the tobacco and food segments from its production facility in Ibadan, Oyo State. With the acquisition of Nampak Cartons Nigeria AR Packaging Group has taken an important first step towards establishing a footprint in the African market and will now be able to serve the multinational customer base on three continents. AR Packaging Group sees true growth opportunities in Nigeria and more broadly in Africa. The Group has concluded that the acquired set is a business.

For the fiscal year ended 31 December 2020 Nampak Cartons Nigeria Ltd and Nampak Properties Nigeria Ltd contributed net sales of TEUR 28 709 and operating profit of TEUR 1 413 to the Group’s results.

Contingent consideration

The following table summarises the acquisition date fair value of each major class of consideration transferred:

TEUR
Cash	15 952

Total consideration transferred	15 952

Consideration – outflow of cash, net of cash acquired	TEUR
Cash consideration	–15 952
Acquired cash	2 318

Net outflow of cash - investing activities	–13 634

Acquisition-related costs

Acquisition-related costs consisting of consultancy fees for due diligence etc of TEUR 731 have been recognized as administrative expenses in the consolidated income statement and in operational activities in the consolidated statement of cash flows for the period ending 31 December 2020.

Identifiable assets acquired and liabilities assumed at acquisition date	TEUR
Intangible assets	12 240
Buildings and land	3 731
Plant and machinery	3 380
Deferred tax assets	919
Inventory	5 941
Trade and other receivables	9 453
Cash and cash equivalents	2 318
Deferred tax liabilities	–4 706
Financial liabilities	–14 312
Trade and other payables	–5 078

Total identifiable net assets	13 886

Goodwill	2 066

Total consideration transferred	15 952

The fair value of trade receivables is TEUR 5 742. The full amount is expected to be collectible.

Goodwill

Goodwill arising from the transaction has been recognized as follows:

TEUR
Consideration transferred	15 952
Fair value of identifiable net assets	–13 886

Goodwill	2 066

24	CONSOLIDATED NOTES

The goodwill is attributable mainly to the synergies expected to be achieved from integrating the acquired operations into AR Packaging Group. None of the goodwill recognized is expected to be deductible for tax purposes.

2020: ACQUISITION OF KROHA GMBH

On 1 December 2020, AR Packaging Group acquired 100% of the shares and voting interests in Kroha GmbH. The Germany based Kroha GmbH is a specialist in folding carton packaging and leaflets for pharmaceuticals. The company is an attractive addition to the Group’s product offering and strengthens its capabilities to service both mid-sized and large customers in the pharmaceutical industry.

Kroha GmbH is a family owned company with factories in Miesbach and Barleben, Germany. With its sole focus on pharmaceutical packaging, 250 highly skilled employees and a strong management team uphold high quality assurance and efficient operations. This strategic move further strengthens the Group’s leading position and capabilities to service both mid-sized and large customers in the pharmaceutical industry. The Group has concluded that the acquired set is a business.

For the fiscal year ended 31 December 2020 Kroha GmbH contributed net sales of TEUR 2 003 and consolidated operating profit of TEUR -45 to the Group’s results. If the acquisition had occurred on 1 January 2020 management estimates that the effect on consolidated net sales would have been TEUR 33 608 and operating profit TEUR 1 976.

Consideration transferred

The following table summarises the acquisition date fair value of each major class of consideration transferred:

TEUR
Cash	12 600

Total consideration transferred	12 600

Consideration – outflow of cash, net of cash acquired	TEUR
Cash consideration	–12 600
Acquired cash	3 109

Net outflow of cash - investing activities	–9 491

Identifiable assets acquired and liabilities assumed at acquisition date	TEUR
Intangible assets	436
Plant and machinery	9 177
Non-current financial assets	10
Deferred tax assets	117
Inventory	1 913
Trade and other receivables	3 558
Cash and cash equivalents	3 109
Deferred tax liabilities	–572
Financial liabilities	–6 119
Trade and other payables	–2 922

Total identifiable net assets	8 707

Goodwill	3 893

Total consideration transferred	12 600

The fair value of trade receivables is TEUR 2 712. The full amount is expected to be collectible.

Goodwill

Goodwill arising from the transaction has been recognized as follows:

TEUR
Consideration transferred	12 600
Fair value of identifiable net assets	–8 707

Goodwill	3 893

The goodwill is attributable mainly to the synergies expected to be achieved from integrating the acquired operations into AR Packaging Group. None of the goodwill recognized is expected to be deductible for tax purposes.

2021: ACQUSITION OF FIRSTAN HOLDINGS LTD

Effective as per January 15th 2021 the Group acquired 100% of the share capital of the Germany company Firstan Holdings Ltd. The UK based Firstan Holdings Ltd is a leading independent folding carton manufacturer within the food and healthcare segment with focus on quality, customer service and operational efficiency. Its factory, located in Godmanchester, Cambridgeshire, is a streamlined production facility with best in class machinery and operating systems. The company is an attractive addition to the Group’s product offering and is of significant strategic importance to strengthen the group’s position on the UK market. The Group has concluded that the acquired set is a business. The total consideration was paid in cash.

Identifiable assets acquired and liabilities assumed at acquisition date	TEUR
Intangible assets	4 000
Property, plant and equipment	8 908
Inventory	2 890
Trade and other receivables	6 152
Cash and cash equivalents	3 298
Deferred tax liability	-783
Other provisions	-484
Financial liabilities	-3 256
Trade and other payables	-6 396

Total identifiable net assets	14 329

Goodwill	22 175

Total consideration transferred	36 504

The fair value of trade receivables is TEUR 5 081. The full amount is expected to be collectible.

Goodwill

Goodwill arising from the transaction has been recognized as follows:

Consideration – outflow of cash, net of cash acquired	TEUR
Consideration transferred	36 504
Fair value of identifiable net assets	–14 329

Goodwill	22 175

The goodwill of TEUR 22 175 arising from the acquisition is attributable mainly to the synergies expected to be achieved from integrating the acquired operations into AR Packaging Group. None of the goodwill recognized is expected to be deductible for income tax purposes.

NOTE 36 – SIGNIFICANT EVENTS AFTER THE BALANCE SHEET DATE

The Company has evaluated subsequent events through December 21, 2021.

In January 2021 the acquisition of Firstan Holding Ltd in the UK was completed.

The company’s turnover is approximately TEUR 30 million and has 150 employees. Through this acquisition, AR Packaging creates a platform in the UK with local manufacturing in this market in order to provide a good level of service to our customers post Brexit.

The expected financial impact of the Corona situation is currently not known and will depend on the time period. As a company we are more resilient than many other businesses.

On the 1st of November 2021, Graphic Packaging Holding Company Announces Completion of AR Packaging Acquisition; Strengthening Global Market Position in Fiber-Based Packaging Solutions.

CONSOLIDATED NOTES	25

Independent Auditors’ Report

The Board of Directors

AR Packaging Group AB

We have audited the accompanying consolidated financial statements of AR Packaging Group AB and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statements of income, other comprehensive income, cash flows, and changes in equity for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis for Qualified Opinion

As discussed in Note 1 the accompanying consolidated financial statements are not presented in accordance with International Accounting Standard 1, Presentation of Financial Statements, as they do not include comparative figures, which constitute a departure from International Financial Reporting Standards as issued by the International Accounting Standards Board.

Qualified Opinion

In our opinion, except for the effects of the matter described in the Basis for Qualified Opinion paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AR Packaging Group AB and its subsidiaries as of December 31, 2020, and the results of their operations and their cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

KPMG AB

Malmö,Sweden

December 22, 2021

ARPACKAGING

AR Packaging is a group of specialised plants with vast experience and unique competencies in each field. We offer sustainable and attractive packaging to customers looking for a long term partner delivering cutting edge solutions.

AR-PACKAGING.COM
+46 (0) 46 287 33 00